Exhibit 99.1

Eos Energy Announces Strategic Investment of up to $315.5 Million from Cerberus to Propel Eos’ Expansion and Path to Profitability

Significant strategic investment supports Company’s growth plans in an accelerating long duration battery storage market and enables Eos to restructure existing debt

TURTLE CREEK, Pa and NEW YORK, June 24, 2024 — Eos Energy Enterprises, Inc. (NASDAQ: EOSE) (“Eos” or the “Company”), a leading provider of safe, scalable, efficient, and sustainable zinc-based long duration energy storage systems, today announced a strategic investment of up to $315.5 million from an affiliate of Cerberus Capital Management LP (“Cerberus”), to support its growth plans during a secular shift in global energy markets. The demand for safe alternatives to incumbent battery technologies is increasing and the world is facing significant energy growth along with an increased focus on higher energy independence and security. Cerberus is a global leader in alternative investing with a dedicated platform focused on supply chain integrity and national security. The companies believe that this investment should accelerate Eos’ operating capabilities and industry position.

The long-duration energy storage segment is forecasted to more than double by 2030, driven by increased energy demand from data centers and artificial intelligence growth combined with lower carbon energy mix targets and supportive government policies. This investment is structured to allow the Company to meet growing market demand effectively as evidenced by Eos’ $13.3 billion pipeline and $602.7 million orders backlog as of March 31, 2024. This funding supports Eos’ plan to scale operations and execute on its path to profitability.

“We are thrilled to partner with Cerberus at a pivotal moment in Eos’ history. This investment provides the critical funding needed to execute our profitability roadmap, while also providing our customers with the confidence that Eos can produce at scale,” said Eos Chief Executive Officer Joe Mastrangelo. “Cerberus’ investment, combined with their deep operational and technical knowledge, enables us to expand our manufacturing capacity, streamline our supply chain, and strengthen our market position.”

This partnership leverages both companies’ commitments to advancing domestic manufacturing and innovation and strengthens Eos’ position as a leading provider of American-made energy storage solutions. As the United States continues to transition towards a more sustainable and energy independent future, demand is growing for long duration battery storage that ensures grid stability, resilience, and efficiency.

“Cerberus is ecstatic to be investing in what we believe to be the United States’ first scalable non-lithium BESS platform. Eos has evolved dramatically in recent years in both cell technology and manufacturing efficiency, making the Company now ready to accelerate its first mover-advantage in long-duration energy storage,” said Nick Robinson, Managing Director of Cerberus’ Supply Chain and Strategic Opportunities platform. “With Joe’s leadership, plus Cerberus’ focus on U.S innovation in critical technologies and next-generation manufacturing capabilities, we could not be more excited and prouder to help Eos build a big and incredibly important company for the U.S. and our allies for many years to come.”

The capital investment will be instrumental in enabling Eos to deliver a differentiated product, a simple and safe energy storage solution with proprietary software capabilities. The investment by Cerberus is structured as a $210.5 million delayed draw term loan that is partially based upon achieving operational milestones, and a $105 million revolver that the Company may draw upon, if required, at Cerberus’ discretion. In addition, Eos will utilize a portion of the proceeds to retire its existing $100 million senior secured term loan on favorable terms, strengthening the Company’s balance sheet. The Company reached an agreement to extinguish this debt for $27 million, of which $20 million has been paid and the remaining $7 million will be payable over the next twelve months.

Eos Chief Financial Officer Nathan Kroeker added, “The strategic investment announced today, combined with Eos’ highly efficient manufacturing capacity model, supports our capital needs as we execute on Project AMAZE. We look forward to working with Cerberus and their strong network to continue driving down product costs, improving performance of our storage systems, and developing financing alternatives for our customers. Our broader strategy remains unchanged, and we remain committed to the cost-out milestones and our path to profitability previously outlined at our December 2023 Strategy Call.”

Eos continues to work closely with the U.S. Department of Energy with respect to closing on the previously announced conditional commitment for a loan guarantee. With Cerberus’ backing, Eos is well-positioned to accelerate its growth to meet the increasing demand for sustainable energy solutions.

Mastrangelo concluded, “Today’s announcement is a clear testament to the strength of Eos’ vision and serves as an important validation for the need to scale an American-made battery storage solution. It also demonstrates the commitment of a recognized global strategic partner in Eos’ ability to provide sustainable value to each of our stakeholders well into the future.”

Strategic Investment Transaction Details

Pursuant to Cerberus’ strategic investment, Eos’ ability to draw on a portion of the $210.5 million delayed draw term loan is contingent upon achieving certain operational milestones through April 2025 agreed between the parties, with the remaining $105 million revolver to be drawn, if required, at Cerberus’ discretion. As part of the strategic investment, assuming the delayed draw term loan is fully funded and depending on the Company’s ability to achieve the operational milestones, Cerberus will receive penny warrants and non-voting convertible preferred stock equivalent to 33% with the potential to reach 49%, depending on the achievement of operational milestones, of the outstanding equity of the Company, on a fully diluted basis. Initial funding of $75 million in gross proceeds was received at closing on June 21, 2024, and Cerberus was issued 43.3 million penny warrants and shares of non-voting redeemable non-convertible preferred stock with a liquidation preference equivalent to 31.9 million shares of common stock in connection with this initial funding. Subject to receipt of stockholder approval under Nasdaq listing rules, the non-voting convertible preferred stock would ultimately become convertible into common stock.

Haynes Boone, LLP served as Eos’ legal advisor. Cooley LLP served as Cerberus’ legal advisor.

Conference Call Details

Eos will hold a webcast conference call on Monday, June 24, 2024, from 9:00 a.m. to 9:20 a.m. ET to discuss the strategic investment with Cerberus. To access the call by webcast, please register in advance using this link (Registration Link). Interested parties may join the conference call beginning at 8:45 a.m. ET. A live webcast of the conference call will be available on Eos’ Investor Relations website at https://investors.eose.com.

The conference call replay will be available via webcast through Eos’ investor relations website for a limited time. The webcast replay will be available beginning at 11:30 a.m. ET on June 24, 2024, and can be accessed by visiting https://investors.eose.com/events-and-presentations.

About Eos Energy Enterprises

Eos Energy Enterprises, Inc. is accelerating the shift to clean energy with positively ingenious solutions that transform how the world stores power. Our breakthrough Znyth™ aqueous zinc battery was designed to overcome the limitations of conventional lithium-ion technology. It is safe, scalable, efficient, sustainable, manufactured in the U.S., and the core of our innovative systems that today provides utility, industrial, and commercial customers with a proven, reliable energy storage alternative for 3 to 12-hour applications. Eos was founded in 2008 and is headquartered in Edison, New Jersey. For more information about Eos (NASDAQ: EOSE), visit eose.com.

About Cerberus

Founded in 1992, Cerberus is a global leader in alternative investing with approximately $65 billion in assets across complementary credit, real estate, and private equity strategies. We invest across the capital structure where we believe our integrated investment platforms and proprietary operating capabilities create an edge to improve performance and drive long-term value. Our tenured teams have experience working collaboratively across asset classes, sectors, and geographies to seek strong risk-adjusted returns for our investors. For more information about our people and platforms, visit us at www.cerberus.com.

Contacts

Investors:	ir@eose.com
Media:	media@eose.com

Important Information and Where You Can Find It

This press release may be deemed to be solicitation material in respect of a vote of stockholder to approve the issuance of more than 19.99% of the outstanding common stock under the warrants and the convertibility of the preferred stock issued or issuable as part of the transaction. In connection with the requisite stockholder approval, Eos will file with the SEC a preliminary proxy statement and a definitive proxy statement, which will be sent to the stockholders of Eos, seeking certain approvals related to the exercisability of the warrants and the convertibility of the preferred stock issued or issuable pursuant to the transaction.

INVESTORS AND SECURITY HOLDERS OF EOS AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EOS AND THE TRANSACTION. Investors and security holders will be able to obtain a free copy of the proxy statement, as well as other relevant documents filed with the SEC containing information about Eos, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by Eos can also be obtained, without charge, by directing a request to Investor Relations, Eos Energy Enterprises, Inc. at 862-207-7955 or email ir@eose.com.

Participants in the Solicitation of Proxies in Connection with Transaction

Eos and Cerberus and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the requisite stockholder approvals under the rules of the SEC. Information regarding Eos’ directors and executive officers is available in its definitive proxy statement for its 2024 annual stockholders meeting, which was filed with the SEC on April 2, 2024 and certain current reports on Form 8-K filed by Eos. Other information regarding the participants in the solicitation of proxies with respect to the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Not an Offer of Securities

The information in this communication is for informational purposes only and shall not constitute, or form a part of, an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities. The securities that are the subject of the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our expected revenue, contribution margins, orders backlog and opportunity pipeline for the fiscal year ended December 31, 2024, our path to profitability and strategic outlook, the tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act of 2022, the delayed draw term loan, milestones thereunder and the anticipated use of proceeds therefrom, statements regarding our ability to secure final approval of a loan from the Department of Energy LPO, or our anticipated use of proceeds from any loan facility provided by the US Department of Energy, statements that refer to outlook, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected.

Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes adversely affecting the business in which we are engaged; our ability to forecast trends accurately; our ability to generate cash, service indebtedness and incur additional indebtedness; our ability to achieve the operational milestones on the delayed draw term loan; our ability to raise financing in the future, including the discretionary revolving facility from Cerberus; our customers’ ability to secure project financing; the amount of final tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act, uncertainties around our ability to meet the applicable conditions precedent and secure final approval of a loan, in a timely manner or at all from the Department of Energy, Loan Programs Office, or the timing of funding and the final size of any loan that is approved; the possibility of a government shutdown while we work to meet the applicable conditions precedent and finalize loan documents with the U.S. Department of Energy Loan Programs Office or while we await notice of a decision regarding the issuance of a loan from the Department Energy Loan Programs Office; our ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately; fluctuations in our revenue and operating results; competition from existing or new competitors; our ability to convert firm order backlog and pipeline to revenue; risks associated with security breaches in our information technology systems; risks related to legal proceedings or claims; risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance; risks associated with changes to the U.S. trade environment; risks resulting from the impact of global pandemics, including the novel coronavirus, Covid-19; our ability to maintain the listing of our shares of common stock on NASDAQ; our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees; risks related to the adverse changes in general economic conditions, including inflationary pressures and increased interest rates; risk from supply chain disruptions and other impacts of geopolitical conflict; changes in applicable laws or regulations; the possibility that Eos may be adversely affected by other economic, business, and/or competitive factors; other factors beyond our control; risks related to adverse changes in general economic conditions; and other risks and uncertainties.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in the Company’s most recent filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time. Moreover, the Company operates in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could have an impact on the forward-looking statements contained in this press release.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Key Metrics

Backlog. Our backlog represents the amount of revenue that we expect to realize from existing agreements with our customers for the sale of our battery energy storage systems and performance of services. The backlog is calculated by adding new orders in the current fiscal period to the backlog as of the end of the prior fiscal period and then subtracting the shipments in the current fiscal period. If the amount of an order is modified or cancelled, we adjust orders in the current period and our backlog accordingly, but do not retroactively adjust previously published backlogs. There is no comparable US-GAAP financial measure for backlog. We believe that the backlog is a useful indicator regarding the future revenue of our Company.

Pipeline. Our pipeline represents projects for which we have submitted technical proposals or non-binding quotes plus letters of intent (“LOI”) or firm commitments from customers. Pipeline does not include lead generation projects.

Booked Orders. Booked orders are orders where we have legally binding agreements with a Purchase Order (“PO”) or Master Supply Agreement (“MSA”) executed by both parties.

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